Exhibit 15.1(a)

Consent of Independent Registered Chartered Accountants

We consent to the use in this Amendment No. 3 to Registration Statement No. 001-35505 of Brookfield Property Partners L.P. on Form 20-F of (1) our report dated April 9, 2012 relating to the carve-out financial statements and financial statement schedule of the Commercial Property Operations of Brookfield Asset Management Inc. as at December 31, 2011 and December 31, 2010 and for each of the years in the three-year period ended December 31, 2011, (2) our report dated September 12, 2012 relating to the balance sheet of Brookfield Property Partners Limited as at August 15, 2012, (3) our report dated September 12, 2012 relating to the balance sheet of Brookfield Property Partners L.P. as at August 15, 2012, and (4) our report dated April 9, 2010, except as to Note 8, for the year ended December 31, 2009 for which the date is March 29, 2012, relating to the consolidated statements of operations, comprehensive income, changes in members’ equity and cash flows of TRZ Holdings LLC and Subsidiaries for the year ended December 31, 2009, appearing in this Registration Statement.

We also consent to the reference to us under the heading “Statement by Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

September 14, 2012